EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-4 of our reports dated March 11, 2005, relating to the financial statements and financial statement schedules of Interchange Financial Services Corporation, and management’s report on the effectiveness of internal control over financial reporting appearing in and incorporated by reference in the Annual Report on Form 10-K of Interchange Financial Services Corporation for the year ended December 31, 2004 and to the reference to us under the heading “Experts” in the Proxy Statement/Prospectus, which is part of this Registration Statement.
/s/ DELOITTE & TOUCHE LLP
New York, New York
August 17, 2005